Exhibit 99.1

The TJX Companies, Inc. Reports Strong Q3 FY23 Pretax Margin and Earnings Per Share; Marmaxx Comp Store Sales Increased 3%

  Q3 FY23 comp store sales at Marmaxx increased 3% driven by strong apparel sales
  Q3 FY23 U.S. comp store sales decreased 2%, above the Company’s plan and versus a 16% U.S. open-only comp store sales increase last year
  Q3 FY23 pretax profit margin of 11.2%
  Q3 FY23 diluted earnings per share were $.91 and adjusted diluted earnings per share were $.86, which excludes a $.05 tax benefit related to the divestiture of the Company’s minority investment in Familia
  Q3 FY23 pretax profit margin and adjusted diluted earnings per share were both above plan largely due to a benefit from the timing of expenses, most of which the Company expects will reverse out in Q4 FY23
  Returned $843 million to shareholders in Q3 FY23 through share repurchases and dividends
  Increasing Q4 FY23 U.S. comp store sales outlook to flat to up 1%

FRAMINGHAM, Mass.--(BUSINESS WIRE)--November 16, 2022--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the third quarter ended October 29, 2022. Net sales for the third quarter of Fiscal 2023 were $12.2 billion, a decrease of 3% versus the third quarter of Fiscal 2022. U.S. comp store sales (defined below) decreased 2% versus a 16% increase in U.S. open-only comp store sales (defined below) in the third quarter of Fiscal 2022. Net income for the third quarter of Fiscal 2023 was $1.1 billion and diluted earnings per share were $.91. Excluding a tax benefit of $.05 related to the divestiture of the Company’s minority investment in Familia (see below), adjusted diluted earnings per share were $.86. The Company’s third quarter Fiscal 2023 adjusted diluted earnings per share were above plan largely due to a benefit from the timing of expenses, most of which the Company expects will reverse out in the fourth quarter of Fiscal 2023.

For the first nine months of Fiscal 2023, net sales were $35.4 billion, an increase of 2% versus the first nine months of Fiscal 2022. First nine months Fiscal 2023 U.S. comp store sales decreased 2% versus an 18% increase in U.S. open-only comp store sales for the first nine months of Fiscal 2022. Net income for the first nine months of Fiscal 2023 was $2.5 billion. For the first nine months of Fiscal 2023, diluted earnings per share were $2.08. For the first nine months of Fiscal 2023, adjusted diluted earnings per share were $2.22, which exclude from diluted earnings per share a $.14 net of tax charge related to a write-down and the divestiture of the Company’s minority investment in Familia.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I am very pleased with our third quarter performance. U.S. comparable store sales exceeded our expectations, and overall pretax margin, merchandise margin, and earnings per share were strong. I am particularly pleased with the results at our Marmaxx division, which delivered a 3% comp sales increase, driven by a strong increase in its apparel business. Across our geographies, our values and exciting, treasure-hunt shopping experience continued to resonate with consumers throughout the quarter. Looking forward, while not immune to macro factors, we are convinced that our flexible business model and value proposition will continue to be tremendous advantages, as they have been for more than four decades and through many kinds of retail and economic environments. We are excited about the abundance of deals we see in the marketplace for quality, branded product. Throughout the holiday season, we will be flowing fresh and enticing gift-giving assortments to our stores and online to appeal to our wide customer demographic, and we will be emphasizing our value leadership in our marketing. We remain focused on our long-term vision to become an increasingly profitable, $60-billion-plus revenue company.”

U.S. Comparable Store Sales and U.S. Open-Only Comparable Store Sales

The Company’s U.S. comparable store sales by division in the third quarter of Fiscal 2023 and U.S. open-only comparable store sales by division in the third quarter of Fiscal 2022 were as follows:

	Third Quarter FY2023 U.S. Comparable Store Sales[1]	Third Quarter FY2022 U.S. Open-Only Comparable Store Sales[2]

Marmaxx[3]	+3%	+11%
HomeGoods[4]	-16%	+34%

Total U.S.[5]	-2%	+16%

[1]Comparable store sales exclude e-commerce sites (tjmaxx.com, marshalls.com, homegoods.com, and sierra.com). [2]This measure reports the sales increase or decrease of these stores for the days they were open in the third quarter of Fiscal 2022 against sales of those stores for the same days in Fiscal 2020, prior to the emergence of the COVID-19 global pandemic. [3]Combination of T.J. Maxx, Marshalls, and Sierra stores. [4]Combination of HomeGoods and Homesense stores. [5]Combination of Marmaxx and HomeGoods divisions.

Net Sales by Division

The Company’s net sales by division in the third quarter of Fiscal 2023 were as follows:

	Third Quarter Net Sales ($ in millions)[1,2]		Third Quarter FY2023 Reported Sales Growth	Third Quarter FY2023 Constant Currency Sales Growth
	FY2023	FY2022

Marmaxx (U.S.)[3]	$7,455	$7,214	+3%	N.A.
HomeGoods (U.S.)[4]	$1,948	$2,254	-14%	N.A.
Total U.S. [5]	$9,403	$9,467	-1%	N.A.
TJX Canada	$1,285	$1,301	-1%	+4%
TJX International (Europe & Australia)	$1,479	$1,764	-16%	-1%

TJX	$12,166	$12,532	-3%	0%

[1]Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. [2]Figures may not foot due to rounding. [3]Combination of T.J. Maxx, Marshalls, and Sierra stores, and tjmaxx.com, marshalls.com, and sierra.com e-commerce sites. [4]Combination of HomeGoods and Homesense stores, and homegoods.com e-commerce site. [5]Combination of Marmaxx and HomeGoods divisions.

Margins

For the third quarter of Fiscal 2023, the Company’s pretax profit margin was 11.2% versus last year’s third quarter pretax profit margin of 11.0%. The Company’s above-plan third quarter Fiscal 2023 pretax profit margin was largely due to a benefit from the timing of expenses, most of which the Company expects will reverse out in the fourth quarter of Fiscal 2023. Merchandise margin was flat despite 1.2 percentage points of incremental freight costs. Merchandise margin benefitted from strong markon mostly due to better buying. Incremental wage costs negatively impacted pretax profit margin by 0.8 percentage points.

Gross profit margin for the third quarter of Fiscal 2023 was 29.1%, a 0.4 percentage point decrease versus the third quarter of Fiscal 2022. Selling, general and administrative (SG&A) costs as a percent of sales for the third quarter of Fiscal 2023 were 18.0%, a 0.3 percentage point decrease versus the third quarter of Fiscal 2022.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a three percentage point negative impact on the Company’s net sales growth in the third quarter of Fiscal 2023 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 negative impact on third quarter Fiscal 2023 earnings per share.

The movement in foreign currency exchange rates had a two percentage point negative impact on the Company’s net sales growth in the first nine months of Fiscal 2023 versus the prior year. The overall net impact of foreign currency exchange rates had a $.02 negative impact on the first nine months of Fiscal 2023 earnings per share.

A table detailing the impact of foreign currency on TJX’s pretax earnings and margins, as well as those of its international businesses, can be found in the Investors section of TJX.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Inventory

Total inventories as of October 29, 2022 were $8.3 billion, compared with $6.6 billion at the end of the third quarter of Fiscal 2022. Consolidated inventories on a per-store basis as of October 29, 2022, including distribution centers, but excluding inventory in transit, the Company’s e-commerce sites, and Sierra stores, were up 27% on a reported basis (up 31% on a constant currency basis). The Company is very comfortable with its inventory position and is set up extremely well to deliver an ever-changing assortment of exciting brands and gifts to its stores and online this holiday season.

Cash and Shareholder Distributions

For the third quarter of Fiscal 2023, the Company generated $1.1 billion of operating cash flow and ended the quarter with $3.4 billion of cash.

During the third quarter, the Company returned $843 million to shareholders. The Company repurchased a total of $500 million of TJX stock, retiring 7.7 million shares, and paid $343 million in shareholder dividends during the quarter. For the first nine months of Fiscal 2023, the Company returned a total of $2.8 billion to shareholders, which includes repurchasing a total of $1.8 billion of TJX stock, retiring 29.1 million shares, and paying $1.0 billion in shareholder dividends. The Company continues to expect to repurchase approximately $2.25 to $2.50 billion of TJX stock in Fiscal 2023. The Company may adjust this amount up or down depending on various factors.

Divesture of Familia

During the third quarter of Fiscal 2023, the Company completed the divestiture of its minority investment in Familia. As a result, the Company realized a $54 million tax benefit, which increased third quarter Fiscal 2023 diluted earnings per share by $.05.

Full Year and Fourth Quarter Fiscal 2023 Outlook

For the full year Fiscal 2023, the Company is maintaining the high end of its outlook for adjusted pretax profit margin. The Company expects pretax profit margin to be 9.3% to 9.4% and adjusted pretax profit margin to be 9.8% to 9.9%. The Company’s adjusted pretax profit margin plan excludes a 0.4 percentage point negative impact from the first quarter Fiscal 2023 charge related to a write-down of the Company’s minority investment in Familia.

For the full year Fiscal 2023, the Company now expects diluted earnings per share to be $2.93 to $2.97 and adjusted diluted earnings per share to be $3.07 to $3.11. The change in the high end of the Company’s full year Fiscal 2023 adjusted earnings per share outlook is a result of an expected $.02 negative impact due to unfavorable foreign exchange rates. The Company’s adjusted diluted earnings per share plan excludes the negative impact from the first quarter Fiscal 2023 charge related to a write-down of the Company’s minority investment in Familia, as well a third quarter Fiscal 2023 tax benefit related to the divestiture of its minority investment in Familia.

For the full year Fiscal 2023, the Company is increasing its outlook for U.S. comparable store sales and is now planning a decrease of 1% to 2% versus a 17% U.S. open-only comp store sales increase in Fiscal 2022.

For the fourth quarter of Fiscal 2023, the Company now expects pretax profit margin to be 9.5% to 9.8% and diluted earnings per share to be $.85 to $.89. This guidance now assumes that most of the third quarter Fiscal 2023 timing of expenses benefit will reverse out in the fourth quarter of Fiscal 2023. For the fourth quarter of Fiscal 2023, the Company is increasing its outlook for U.S. comparable store sales and is now planning them to be flat to up 1% versus a 13% U.S. open-only comp store sales increase in the fourth quarter of Fiscal 2022.

Stores by Concept

During the third quarter ended October 29, 2022, the Company increased its store count by 57 stores to a total of 4,793 stores and increased square footage by 1.0% over the previous quarter.

	Store Locations[1]		Gross Square Feet[2]
	Third Quarter FY2023		Third Quarter FY2023
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,290	1,295	35.1	35.2
Marshalls	1,157	1,171	32.9	33.2
HomeGoods	862	880	20.0	20.4
Sierra	62	72	1.3	1.5
Homesense	40	43	1.1	1.2
In Canada:
Winners	295	296	8.0	8.1
HomeSense	150	150	3.5	3.5
Marshalls	106	106	2.8	2.8
In Europe:
T.K. Maxx	626	629	17.6	17.6
Homesense	77	78	1.5	1.5
In Australia:
T.K. Maxx	71	73	1.5	1.6

TJX	4,736	4,793	125.3	126.5
[1]Store counts above include both banners within a combo or a superstore.
[2]Square feet figures may not foot due to rounding.

Fiscal 2023 U.S. Comparable Store Sales

For Fiscal 2023, the Company returned to its historical definition of comparable store sales. While stores in the U.S. were open for all of Fiscal 2022, a significant number of stores in TJX Canada and TJX International (Europe and Australia) experienced COVID-19 related temporary store closures and government-mandated shopping restrictions during Fiscal 2022. Therefore, the Company cannot measure year-over-year comparable store sales with Fiscal 2022 in these geographies in a meaningful way. As a result, the comparable stores included in the Fiscal 2023 measure consist of U.S. stores only, which, for clarity, the Company refers to as U.S. comparable store sales and are calculated against sales for the comparable periods in Fiscal 2022.

Fiscal 2022 Open-Only Comp Store Sales

Due to the temporary closing of stores as a result of the COVID-19 global pandemic, the Company’s historical definition of comp store sales was not applicable in Fiscal 2022. In order to provide a performance indicator for its stores, the Company temporarily reported open-only comp store sales. The Company’s open-only comp store sales calculation includes stores initially classified as comp stores at the beginning of Fiscal 2021. This measure reports the sales increase or decrease of these stores for the days the stores were open in Fiscal 2022 against sales for the same days in Fiscal 2020, prior to the emergence of the global pandemic.

Global Corporate Responsibility Report

In the third quarter of Fiscal 2023, TJX published its 2022 Global Corporate Responsibility Report, summarizing the Company’s environmental, social, and governance (ESG) efforts and progress from Fiscal 2022. The latest report includes information on the Company’s environmental sustainability goals, details progress within its inclusion and diversity efforts, and highlights a variety of programs and data from across the Company’s four reporting areas of Workplace, Communities, Environmental Sustainability, and Responsible Business.

Through this report, the Company continues to provide an appendix of ESG data and information, including indices that map the Company’s public disclosures to the Global Reporting Initiative (GRI) Standards, the United Nations Sustainable Development Goals (UN SDGs), and the Sustainability Accounting Standards Board (SASB) framework.

TJX has been reporting on its corporate responsibility efforts for more than 10 years and through this work, strives to make a meaningful impact on the world, reflecting its core values of honesty, integrity, and treating each other with dignity and respect. To learn more about the Company’s efforts, please visit tjx.com/responsibility.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of October 29, 2022, the end of the Company’s third quarter, the Company operated a total of 4,793 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and five e-commerce sites. These include 1,295 T.J. Maxx, 1,171 Marshalls, 880 HomeGoods, 72 Sierra, and 43 Homesense stores, as well as tjmaxx.com, marshalls.com, homegoods.com, and sierra.com, in the United States; 296 Winners, 150 HomeSense, and 106 Marshalls stores in Canada; 629 T.K. Maxx and 78 Homesense stores, as well as tkmaxx.com, in Europe; and 73 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at TJX.com.

Third Quarter Fiscal 2023 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s third quarter Fiscal 2023 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (toll free) or (203) 369-0233 through Tuesday, November 22, 2022, or at TJX.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Non-GAAP financial measures refer to financial information adjusted to exclude or include, as applicable from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP), items identified in this press release. Non-GAAP financial measures used in this press release include adjusted diluted earnings per share, total U.S. net sales, constant currency sales growth, and adjusted pretax profit margin. The Company believes that the presentation of adjusted financial results is useful to investors as it provides additional information on comparisons between periods by excluding certain items that affect overall comparability. The Company uses these non-GAAP financial measures for business planning purposes, to consider underlying trends of its business, and in measuring its performance relative to others in the market, and believes presenting these measures also provides information to investors and others for understanding and evaluating trends in the Company’s operating results or measuring performance in the same manner as the Company’s management. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The use of these non-GAAP financial measures may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements, including, among others, statements regarding the Company’s anticipated operating and financial performance, business plans and prospects, dividends and share repurchases, and Fiscal 2023 outlook. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: the ongoing COVID-19 pandemic and associated containment and remediation efforts; execution of buying strategy and inventory management; various marketing efforts; customer trends and preferences; competition; operational and business expansion; management of large size and scale; merchandise sourcing and transport; labor costs and workforce challenges; personnel recruitment, training and retention; data security and maintenance and development of information technology systems; corporate and retail banner reputation; cash flow; expanding international operations; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; inventory or asset loss; economic conditions and consumer spending; market instability; serious disruptions or catastrophic events; disproportionate impact of disruptions in the final quarter of the fiscal year; commodity availability and pricing; adverse or unseasonable weather; fluctuations in currency exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021

Net sales	$12,166,286	$12,531,890	$35,415,768	$34,695,614

Cost of sales, including buying and occupancy costs	8,622,556	8,835,532	25,417,319	24,619,297
Selling, general and administrative expenses	2,184,946	2,296,649	6,454,389	6,585,333
Loss on early extinguishment of debt	—	—	—	242,248
Impairment on equity investment	—	—	217,619	—
Interest (income) expense, net	(427)	20,674	29,365	94,023

Income before income taxes	1,359,211	1,379,035	3,297,076	3,154,713
Provision for income taxes	296,405	356,035	837,457	812,102

Net income	$1,062,806	$1,023,000	$2,459,619	$2,342,611

Diluted earnings per share	$0.91	$0.84	$2.08	$1.92

Cash dividends declared per share	$0.295	$0.26	$0.885	$0.78

Weighted average common shares – diluted	1,172,267	1,215,690	1,179,892	1,219,238

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	October 29, 2022	October 30, 2021

Assets:
Current assets:
Cash and cash equivalents	$3,364.7	$6,791.6
Accounts receivable and other current assets	1,153.2	1,064.5
Merchandise inventories	8,328.7	6,633.3
Federal, state and foreign income taxes recoverable	142.2	86.7

Total current assets	12,988.8	14,576.1

Net property at cost	5,572.7	5,165.3

Operating lease right of use assets	8,985.6	9,143.8
Goodwill	94.5	98.6
Other assets	786.9	1,087.2

Total assets	$28,428.5	$30,071.0

Liabilities and shareholders' equity:
Current liabilities:
Accounts payable	$4,993.3	$5,443.0
Accrued expenses and other current liabilities	4,166.2	4,279.2
Current portion of operating lease liabilities	1,574.4	1,606.5
Current portion of long-term debt	499.8	—

Total current liabilities	11,233.7	11,328.7

Other long-term liabilities	906.7	1,013.5
Non-current deferred income taxes, net	74.2	69.1
Long-term operating lease liabilities	7,691.2	7,861.0
Long-term debt	2,858.0	3,353.9

Shareholders’ equity	5,664.7	6,444.8

Total liabilities and shareholders' equity	$28,428.5	$30,071.0

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021
Cash flows from operating activities:
Net income	$2,459.6	$2,342.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	656.1	647.6
Loss on early extinguishment of debt	—	242.2
Impairment on equity investment	217.6	—
Deferred income tax provision (benefit)	34.7	(44.3)
Share-based compensation	94.6	156.6
Changes in assets and liabilities:
(Increase) in accounts receivable and other assets	(140.9)	(134.8)
(Increase) in merchandise inventories	(2,545.0)	(2,287.3)
(Increase) in income taxes recoverable	(27.6)	(50.4)
Increase in accounts payable	647.3	611.9
(Decrease) increase in accrued expenses and other liabilities	(340.5)	613.5
Increase (decrease) in net operating lease liabilities	2.3	(105.5)
Other, net	1.1	(45.2)
Net cash provided by operating activities	1,059.3	1,946.9

Cash flows from investing activities:
Property additions	(1,099.7)	(715.5)
Purchase of investments	(26.2)	(17.0)
Sales and maturities of investments	15.7	16.9
Net cash (used in) investing activities	(1,110.2)	(715.6)

Cash flows from financing activities:
Payments on debt	—	(2,975.5)
Payments for repurchase of common stock	(1,799.8)	(1,093.4)
Cash dividends paid	(997.7)	(941.5)
Proceeds from issuance of common stock	114.5	146.4
Other	(32.5)	(24.5)
Net cash (used in) financing activities	(2,715.5)	(4,888.5)

Effect of exchange rate changes on cash	(95.7)	(20.8)

Net (decrease) in cash and cash equivalents	(2,862.1)	(3,678.0)
Cash and cash equivalents at beginning of year	6,226.8	10,469.6

Cash and cash equivalents at end of period	$3,364.7	$6,791.6

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net sales:
In the United States:
Marmaxx	$7,454,907	$7,213,681	$21,562,396	$21,203,098
HomeGoods	1,947,490	2,253,567	5,839,588	6,478,584
TJX Canada	1,285,049	1,301,272	3,615,283	3,088,357
TJX International	1,478,840	1,763,370	4,398,501	3,925,575
Total net sales	$12,166,286	$12,531,890	$35,415,768	$34,695,614
Segment profit:
In the United States:
Marmaxx	$1,002,722	$989,560	$2,840,121	$2,828,590
HomeGoods	172,741	262,640	344,342	696,768
TJX Canada	203,191	168,558	527,581	358,821
TJX International	98,445	127,074	216,292	78,972
Total segment profit	1,477,099	1,547,832	3,928,336	3,963,151
General corporate expense	118,315	148,123	384,276	472,167
Loss on early extinguishment of debt	—	—	—	242,248
Impairment on equity investment	—	—	217,619	—
Interest (income) expense, net	(427)	20,674	29,365	94,023
Income before income taxes	$1,359,211	$1,379,035	$3,297,076	$3,154,713

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the third quarter ended October 29, 2022, the Company returned over $0.8 billion to shareholders, repurchasing and retiring 7.7 million shares of its common stock at a cost of $0.5 billion on a "trade date" basis and paying $0.3 billion in shareholder dividends. During the nine months ended October 29, 2022, the Company returned a total of $2.8 billion to shareholders, repurchasing and retiring 29.1 million shares of its common stock at a cost of $1.8 billion on a "trade date" basis and paying $1.0 billion in shareholder dividends. In February 2022, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $3.0 billion of TJX common stock from time to time, with $2.0 billion still remaining on all previously authorized programs at October 29, 2022. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  During the third quarter ended October 29, 2022, the Company completed its divestiture of its minority investment in Familia, an off-price retailer that operates in Russia, which resulted in a $54 million tax benefit, or $.05 positive impact, to diluted earnings per share. During the first quarter of fiscal 2023, the Company recorded an impairment charge of $218 million, representing the entirety of the Company's investment. For the first nine months of fiscal 2023, the combination of these result in a $0.14 negative impact to diluted earnings per share.

Contacts

The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323